UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 6, 2012

CHINA SHANDONG INDUSTRIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-147666	20-8545693
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 2888 Qinghe Road

Development Zone Cao County

Shandong Province, 274400 China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (86) 530-3431658

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Independent Directors

Effective March 6, 2012, the Board of Directors of China Shandong Industries, Inc. (the “Company”), appointed Ms. Man Zhang and Mr. Yi Liu to serve as independent directors (each individually, an “Independent Director”) and, collectively, the “Independent Directors”), as defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Ms. Man Zhang had previously served as an Independent Director of the Company from July 1, 2010 to September 26, 2011.

Mr. Yi Liu will serve as the Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee and the Compensation Committee. Ms. Man Zhang will serve as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee and the Audit Committee.

Pursuant to one year letter agreements with the Company, each of Mr. Yi Liu and Ms. Man Zhang will be included as named insured under any directors and officers insurance policies maintained by the Company.

Yi Liu. Mr. Liu, a Managing Director of Ican Capital, has more than 13 years of investment banking and asset management experience in China, Hong Kong and Singapore, specializing in TMT, manufacturing, consumer goods and the energy industry.  Mr. LIU also served as Singapore‘s DBS Bank as Director of China Private Banking focusing on investment and assets management for Chinese high profile clients. Before that, Mr. LIU worked in Citibank and N M Rothschild in asset management and investment banking roles respectively. Mr. LIU has participated in completed transactions total more than $13 billion. Mr. LIU’s career started with the accounting firm Arthur Andersen as an auditor, Mr. LIU graduated from the University of International Business and Economics with a Bachelor’s degree in economics, and he is fluent in English.

Man Zhang.  Ms. Zhang has served as a managing director for ZDJH International Investment Limited, from March 2010 to present, where she is in charge of its investment banking and investing business.  From June 2006 to March 2010, Ms. Zhang served as a project partner in the private placement and investment banking department of Joseph Capital LLC, identifying and screening new investment opportunities, building pipelines of investment targets, conducting due diligence and providing financial analysis and structuring potential investments.  In the summer of 2005, Ms. Zhang worked as a MBA intern at Medrad Inc., a medical device healthcare company, where she focused on strategic marketing, financial modeling and valuing potential new investments.  From 2 003 to 2005, Ms. Zhang served a s a partner for College Laser Clinic (“CLC ” ), where she was in charge of the expansion of CLC ’ s new client base and development of its business model and marketing strategies.  From 2000 to 2003, Ms. Zhang was a laser specialist for Sunnybrook & Women’s College health Sciences Center, where she was responsible for sales generation, relationship maintenance and the development of new services for customers.  Ms. Zhang graduated from Shanghai Jiao Tong University with a degree in Science in Biomedical Engineering in June 1996.  Ms. Zhang received a Master of Business Administration (MBA) from Carnegie Mellon University, Tepper School of Business in May 2006.

None of the Independent Directors have any family relationships with any of the executive officers or other directors of the Company.  There have been no transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which the Independent Directors had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Shandong Industries, Inc.

Date: March 6, 2012	By:	/s/ Jinliang Li
Name: Jinliang Li Title: Chief Executive Officer